Exhibit 10.5
GENERAL RELEASE OF CLAIMS

    This General Release of Claims (“Release”), dated as of May 10, 2023, is entered into between ViewRay, Inc., a Delaware Corporation., together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and William P. Burke (“Employee”) (collectively, the “Parties”). Unless otherwise defined herein, any capitalized terms used in this Release shall have the meaning set forth in the Confidential Severance Agreement.

The Parties agree as follows:

1.    Separation of Employment.
a.    Employee hereby acknowledges that effective as of May 12 2023, Employee shall no longer serve as Chief Financial Officer with ViewRay.
b.    ViewRay agrees:
i.    Notwithstanding anything to the contrary in the Confidential Severance Agreement, to make a lump sum severance payment to Employee in an amount equal to $400,000.00 (the “Severance Payment”). The Severance Payment shall be paid in lump sum on ViewRay’s first payroll period beginning after the Separation Date, and
ii.    To the extent the Employee timely and properly elects health insurance continuation coverage under ViewRay’s group health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), ViewRay shall pay for the cost of the monthly COBRA premium for continuing health insurance coverage as elected by Employee (the “COBRA Payment”) until the earliest of: (x) 12 months from the Separation Date; (y) the date Employee is no longer eligible to receive COBRA continuation coverage under ViewRay’s group health insurance plan; and (z) the date on which Employee secures other employment. Other than as set forth in this Release, the Severance Agreement shall remain in full force and effect under its terms.
c.    Employee agrees:
i.    To forego the right to receive payment of the signing bonus, as referenced in Employee’s offer letter dated January 6, 2023, in the amount of $200,000.00, and
ii.    To forego the right to receive the AIP Severance Payment for fiscal year 2023 as referenced in the Confidential Severance Agreement.
d.    Regardless of whether Employee enters into this Release, ViewRay will pay Employee all accrued wages, earned and through and including the Separation Date, less applicable holdings, in accordance with ViewRay’s regular payroll practices or earlier when required by applicable state law.
2.    Release. In exchange for the Severance Package (as defined in the Confidential Severance Agreement), and other good and valuable consideration set forth under this Release, Employee and Employee’s representatives, heirs, successors and assigns do hereby completely release and forever discharge ViewRay and any present or past affiliates of ViewRay, and its and their present and former shareholders, officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had. This release of claims includes, but is not limited to, all claims arising out of Employee’s employment at ViewRay and the termination of that employment, or the failure/refusal of any Released Party hiring Employee, whether based on tort, contract (expressed or implied), or any federal, state, or local law, statute, or regulation (collectively, Released Claims”). By way of example and not in

Exhibit 10.5
limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily); the Equal Pay Act; the Occupational Safety and Health Act; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act of 2008; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act (other than claims with regard to vested benefits); the Contract Work Hours and Safety Standards Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. section 1981; and any state or local statute, rule or regulation governing the employment relationship. This release further includes, any claims asserting breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud or other tort claims, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, penalties and any other claims arising under or related to laws or regulations relating to employment. Employee likewise releases the Released Parties for any and all obligations for attorneys' fees, paralegals’ fees, and costs incurred in regard to the above claims, or otherwise. Employee further agrees that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit. Notwithstanding the foregoing, Released Claims shall not include any workers’ compensation benefits or other claims which cannot be waived as a matter of law. This releases all waivable claims, including those of which Employee is not aware and those not specifically mentioned in this Release. This Release applies to all claims resulting from anything that has happened up through the date Employee signs this Release. Employee understands that this Release does not waive rights or claims that may arise after the date that this Release is executed.
3.    Waiver of Age Discrimination Claims. Employee understands and agrees that, by entering into this Release, (i) Employee is waiving any rights or claims Employee might have under the ADEA; (ii) Employee has received consideration beyond that to which Employee was previously entitled; (iii) Employee has been and hereby is advised in writing to consult with an attorney before signing this Release; (iv) Employee has not relied on any statement or promises by anyone other than those contained in the written terms of this Release, and that Employee has entered into this Release knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein; (v) Employee has been offered the opportunity to evaluate the terms of this Release for not less than twenty-one (21) days prior to Employee’s execution of the Release, although Employee may choose to execute this Release sooner; and (vi) Employee has a period of seven (7) days following Employee’s execution of this Release in which Employee may revoke this Release (the “Revocation Period”). The Parties agree that any material or non-material changes made to this Release after Employee receives this Release do not restart the running of the 21-day period in which Employee may review this Release prior to signing this Release. Employee may revoke this Release by notifying ViewRay in writing of Employee’s decision to revoke to Robert McCormack via email at rmccormack@viewray.com prior to the expiration of the Revocation Period, with the original of the revocation sent via U.S. Mail to: Attention: Robert McCormack, 1099 18th Street, Suite 3000, Denver, Colorado 80202. This Release shall become enforceable on the eighth day after the employee signs and delivers this Release to ViewRay, provided Employee does not revoke or otherwise breach Employee’s obligations hereunder prior to such time (the “Effective Date”).
4.    Employee Representations. Employee represents and warrants that Employee (i) has been paid all compensation owed (including, but not limited to, overtime and bonus compensation) and for all hours worked; (ii) has received all the leave and leave benefits and protections for which Employee was eligible, pursuant to the Family and Medical Leave Act or otherwise, and (iii) has not suffered any on-the-job injury for which Employee has not already filed a claim.

Exhibit 10.5
5.    General Releases Extend to Both Known and Unknown, Suspected and Unsuspected Claims (Applicable to California Employees Only). Employee acknowledges that he or she has read and fully understands the provisions of Section 1542 of the California Civil Code, which provides:
    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee intends the releases set forth in this Release to include all claims encompassed by paragraph 2, whether known and/or unknown, to waive and relinquish every right or benefit he or she has, had, or may have under California Civil Code section 1542, and intend his or her release to extend to, and include without limitation all claims which are presently unknown, unanticipated and/or unsuspected.

Employee further acknowledges and agrees that California Labor Code section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

    No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

    In connection with the foregoing, Employee acknowledges, agrees, represents and warrants that, at all times relevant to Employee's employment with ViewRay, Employee has been fully and properly paid for all time worked, or there is otherwise a genuine, reasonable, and good faith dispute between the parties with respect to same, and that, by this Release, Employee is releasing any claim to entitlement for any recovery of any nature whatsoever arising out of any such claim.

6.    Non-Interference. Nothing in this Release shall be construed to prohibit the Employee from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing this Release, the Employee acknowledges and agrees that the Employee waives not only the Employee’s right to recover money or any other relief in any action the Employee might commence against ViewRay or any of the Released Parties with respect to the claims released in paragraph 2 above, but also the Employee’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Employee’s behalf or otherwise.
7.    No Claims Filed. Employee affirms that Employee has not filed, has not caused to be filed, and is not presently party to, any claims, causes of action, lawsuits or arbitrations against any of the Released Parties in any forum. Employee’s representation to same constitutes a material inducement for ViewRay entering into this Release. In the event that Employee has filed such a claim or cause of action, it will be considered a material breach of the terms of this Release.
8.    Acknowledgment. The Employee acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Release and that the Employee has been afforded the opportunity to consider the terms of this Release and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution. The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Release, and that the Employee enters into this Release without reliance upon any representation, promise or inducement not set forth herein. The Employee acknowledges and represents that the Employee assumes the risk for any mistake of fact now known or unknown, and that the Employee

Exhibit 10.5
understands and acknowledges the significance and consequences of this Release. The Employee further acknowledges that the Employee has read this Release in its entirety; that the Employee fully understands all of the terms of the Release and their significance; and that the Employee has signed the Release voluntarily and of the Employee’s own free will. The Employee further affirms that, upon receipt of their final paycheck, the Employee will have been paid and/or have received all leave (paid or unpaid), base salary, bonuses, and all other compensation and benefits to which the Employee may have been entitled from ViewRay through the Separation Date. The Employee further and specifically affirms that the Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

9.    Fiduciary Obligations/Cooperation: This Release in no way relieves the Employee of any fiduciary obligations the Employee may owe to ViewRay. The Employee agrees to cooperate with ViewRay in any investigations, defenses to claims, prosecution of claims, depositions, court appearances and all other inquiries of the Employee which relate to services that the Employee performed for ViewRay.

10.    Breach. The Employee acknowledges that if the Employee materially breaches or threatens to materially breach any provision of this Release and/or commences a suit or action in contravention of this Release (except as outlined in paragraph 6 above), ViewRay’s obligations to pay the Severance Package pursuant to the Confidential Severance Agreement shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Employee under the Confidential Severance Agreement.. Nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

11.    Non-Admission. The Parties understand that the entering into this Release, the Severance Package provided under the Confidential Severance Agreement and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

12.    Severability. If any provisions in this Release, other than the waiver and release provisions in paragraph 2, are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13.    Transfer of Claims. Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released herein. Employee agrees to indemnify and hold the Released Parties harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys' fees, paralegals' fees and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer. Employee further warrants that there is nothing that would prohibit Employee from entering into this Release.
14.    Binding Effect. This Release shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
15.    Enforcement. This Release shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles. If either party breaches this Release or any dispute arises out of or relating to this Release, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION. However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

16.    Interpretation. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Release shall not

Exhibit 10.5
be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Release.
17.    Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Release and that this Release shall not be construed against the drafter.

18.    Headings. The headings contained in the Release are for reference purposes only and shall not in any way affect the meaning or interpretation of this Release.
19.    Electronic Transmissions and Counterparts. This Release may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Release, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.
20.    Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Release, (ii) they have read and understand the Release and they are fully aware of its legal effect; and (iii) they are entering into this Release freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Release.
21.    Acceptance. To accept this Release, Employee must sign and date below and return an original copy to ViewRay within 21 days at the following address: Attention: Robert McCormack, 1099 18th Street, Suite 3000, Denver, Colorado 80202.
22.    Right of Revocation/Effective Date: The Employee has the right to revoke this Release within seven (7) days after the Employee’s execution of this Release by giving notice in writing of such revocation to ViewRay, Attention: Robert McCormack, Email: rmccormack@viewray.com prior to the expiration of the Revocation Period. As such, the Release shall not become effective until the Effective Date. In the event that the Employee revokes this Release prior to the Effective Date, this Release, and the promises contained therein, shall automatically be deemed null and void.

The Employee represents and warrants that the Employee has read this Release in its entirety, has been offered a period of twenty-one (21) days to review this Release and incorporated release prior to its execution, and has been advised in writing herein to consult with counsel. The Employee further represents and warrants that the Employee is of sound mind and fully understands and voluntarily assents to all of the terms of the Release.

EMPLOYEE:

Date: ___________________________

VIEWRAY, INC.

By: Robert McCormack
Its: Chief Legal Officer
Date: __________________________